Exhibit 10.19
AMERICA FIRST COMPANIES L.L.C.
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of October 1, 2005, by and between AMERICA FIRST COMPANIES L.L.C., a Delaware limited liability company with its principal place of business in Omaha, Nebraska (the “Company”), and JOHN H. CASSIDY (“Employee”), a resident of the State of New York.
     WHEREAS, the Company desires to employ Employee with such duties and responsibilities as the Company shall determine from time to time and Employee desires to be employed by the Company;
     NOW THEREFORE, the Company and Employee, each intending to be legally bound, agree to the following terms and conditions:
     Section 1. EMPLOYMENT.
     (a) The Company hereby agrees to employ Employee on a full time basis in such capacities as the Company may determine from time to time.
     (b) Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.
     Section 2. TERM. The initial term of the Agreement will be expire on the third anniversary of the effective date of this Agreement (the “Employment Period”), but will be automatically renewed for additional one-year terms as of that date and each anniversary thereof unless the Company gives Employee at least 60 days prior written notice that it will not renew the Agreement as of the next such anniversary date. Notwithstanding the foregoing, the Employee’s employment with the Company will terminate (i) upon the death of Employee, (ii) upon the expiration of a continuous period of one hundred eighty (180) days during which Employee is disabled (as defined in the long-term disability plan of the Company) (hereinafter “Disabled”), (iii) upon termination by Employee, or (iv) termination by the Company for Cause (as hereinafter defined).
     Section 3. DUTIES; REPORTING.
     (a) During the term hereof, Employee shall have such authority, and shall carry out all responsibilities and duties, as may be reasonably assigned to Employee by the Company’s Board of Managers.
     (b) Employee shall perform faithfully the executive duties assigned to him to the best of his ability in a diligent, trustworthy, businesslike and efficient manner and will devote his full business time and attention to the business and affairs assigned to him hereunder; provided, however, that Employee may serve as a director of or a consultant to other corporations which do not compete with the Company or its subsidiaries or affiliates, nonprofit corporations, civic organizations, professional groups and similar entities.
     (c) During the term hereof, Employee shall report to the Chief Executive Officer of the Company, or his or her designee.
     Section 4. BASE SALARY. As compensation for his services hereunder, the Company shall pay to Employee an annual base salary (the “Base Salary”) during the term hereof. The amount of the Employee’s Base Salary shall be determined by the compensation committee of the Company’s Board of Managers. Base Salary will be paid in equal installments on a semi-monthly basis pursuant to the Company’s regular payroll practices.
     Section 5. BONUS. In addition to the Base Salary, Employee shall be eligible to receive an annual bonus based on Employee’s performance. The performance goals and amount of the Employee’s bonus, if any, shall be determined by the compensation committee of the Company’s Board of Managers. Any bonuses awarded to Employee will be paid pursuant to the Company’s regular payroll practices.

     Section 6. PARTICIPATION IN EMPLOYEE BENEFIT PLANS. Employee will be entitled to participate in all Company salaried employee benefit plans and programs, subject to the terms and conditions of each such employee benefit plan or program and to the extent commensurate with the position.
     Section 7. OTHER BENEFITS.
     (a) VACATION. Employee shall initially be entitled to paid vacation in accordance with the Company’s vacation policies.
     (b) INSURANCE. The Company shall make available to Employee health and dental insurance (including dependent coverage), and other benefits which the Company may provide to all employees from time to time.
     Section 8. BUSINESS EXPENSES. The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to report and documentation of such expenses.
     Section 9. TERMINATION OF EMPLOYMENT.
     (a) TERMINATION BY THE COMPANY. The Company may terminate this Agreement and discharge Employee for “Cause” at any time. As used herein, the term “Cause” shall mean any material and uncured breach of this Agreement by Employee, including a failure to perform his duties in a manner consistent with the terms of this Agreement or the persistent failure or refusal to comply with any lawful direction of the Board of Managers of the Company, or any action taken by Employee in connection with his duties hereunder which is fraudulent or illegal, violates his duty of loyalty or constitutes gross negligence. A termination of employment by the Company shall be deemed to be effective immediately upon notification thereof to Employee.
     (b) TERMINATION BY THE EMPLOYEE. Any termination of employment by Employee shall be a “Voluntary Termination” unless it is the result of (i) Employee’s death, (ii) Employee being Disabled (iii) resignation due to a material and uncured breach by the Company of this Agreement or (iv) termination of employment by the Company. A Voluntary Termination shall be deemed to be effective immediately upon notification thereof to the Company.
     (c) CERTAIN EFFECTS OF TERMINATION OF EMPLOYMENT.
     (i) Upon the termination of Employee’s employment hereunder pursuant to a Voluntary Termination or a termination for Cause, Employee shall have no further rights or claims against the Company under this Agreement except to receive a lump sum payment within thirty (30) days of the date of termination of (A) the unpaid portion of Employee’s Base Salary, any unpaid Bonus relating to the year prior to the year in which the date of termination occurs, and any current year Bonus based on year-to-date performance results (such current year Bonus to be not less than 33 1/3% of the budgeted Bonus for the current year), and (B) reimbursement of any reimbursable expenses for which Employee shall not have theretofore been reimbursed.
     (ii) Upon the termination of Employee’s employment hereunder by reason of Employee’s death or Employee becoming Disabled for a continuous period of one hundred eighty (180) days, the Company shall pay to Employee or Employee’s personal representative or custodian within thirty (30) days of the date of the termination of Employee’s employment a lump sum equal to (A) an amount equal to six months of Employee’s Base Salary at the date of termination, (B) the unpaid portion of Employee’s Base Salary, any unpaid Bonus relating to the year prior to the year in which the date of termination occurs, and any current year Bonus based on year-to-date performance results (such current year Bonus to be not less than 33 1/3% of the budgeted Bonus for the current year), and (C) reimbursement of any reimbursable expenses for which Employee shall not have theretofore been reimbursed. In addition, Employee or Employee’s personal representative or custodian will be entitled to any benefits provided under any plans maintained by the Company in which Employee is a participant on the date of termination in accordance with the terms of such benefit plan;
     (iii) Upon the termination of Employee’s employment hereunder other than for Cause, death, Disability or Voluntary Termination, the Company shall pay to Employee in accordance with the Company’s regular payroll practices (A) severance payment equal to twelve months of Employee’s Base Salary at the date of termination, (B) the unpaid portion of Employee’s Base Salary, any unpaid Bonus relating to the year prior to the year in which the date of termination occurs, and any current year Bonus based on year-to-date performance results (such current year Bonus to be not less than 33 1/3% of the budgeted Bonus for the current year), and (C) reimbursement of any reimbursable expenses for which Employee shall not have theretofore been reimbursed. In addition, Employee will be entitled to any benefits provided under any plans maintained by the Company in which Employee is a participant on the date of termination in accordance with the terms of such benefit plan.

     (d) EFFECT OF BREACH OF NONCOMPETITION PROVISIONS. In the event Employee breaches or otherwise fails to comply with the provisions of Sections 11 through 13 below, then, in addition to any other remedies provided herein or at law or in equity, the Company shall have the right to require return of any severance payment made to Employee pursuant to Section 9(c) above. Return of such severance payment pursuant to the preceding sentence shall not relieve Employee’s obligations pursuant to Sections 11 through 13 below.
     Section 10. ASSIGNMENT AND SUCCESSION.
     (a) The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and Employee’s rights and obligations hereunder shall inure to the benefit of and be binding upon his successors and permitted assigns, whether so expressed or not.
     (b) Employee acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, Employee may not pledge or assign any of his rights or delegate any of his duties or obligations under this Agreement without the express prior written consent of the Company.
     (c) The Company may assign its interest in or obligations under this Agreement without the prior written consent of Employee.
     Section 11. CONFIDENTIAL INFORMATION.
     (a) Employee agrees at all times during the term of his relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company or its subsidiaries or affiliates, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Managers of the Company, any Confidential Information of the Company or its subsidiaries or affiliates which Employee obtains or creates, by whatever means. Employee further agrees not to make copies of such Confidential Information except as authorized by the Company.
     (b) For purposes of this Agreement, “Confidential Information” shall be construed broadly and includes all Company (including its subsidiaries and affiliates) proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers, prices and costs, markets, software, developments, inventions, notebooks, processes, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Employee by the Company or its subsidiaries or affiliates either directly or indirectly in writing, orally or by observation by Employee during the term hereof, whether or not during working hours. Employee understands that Confidential Information includes, but is not limited to, information pertaining to any aspects of the business of the Company or its subsidiaries or affiliates which is either information not known by actual or potential competitors of the Company or its subsidiaries or affiliates or is proprietary information of the Company, its subsidiaries or affiliates or their respective investors, customers or suppliers, of any nature whatsoever. Confidential Information does not include any of the foregoing items which have become publicly and widely known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved.
     (c) Employee agrees that, at the time of termination of his relationship with the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to the relationship or otherwise belonging to the Company, or its subsidiaries or affiliates. Employee further agrees that any property situated on the Company’s premises and owned by the Company, or its subsidiaries or affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
     Section 12. FORMER EMPLOYER INFORMATION. Employee represents that as an employee of the Company, he has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or trust prior or subsequent to the commencement of Employee’s relationship with the Company, and Employee will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.
     Section 13. NONCOMPETITION; NONSOLICITATION.

     (a) During the term hereof and for a period of one (1) year following the termination of Employee’s employment relationship with the Company (whether or not this Agreement is extended), Employee shall not:
     (i) own, operate or manage any multi-family apartment property, or hold any interest in such a property, which is or was owned, operated or managed by the Company or its subsidiaries or affiliates during the term of this Agreement, or serve as an employee or consultant to any company or person owning, operating or managing any such property;
     (ii) Induce or attempt to induce any employee, supplier or person or company having a business relationship with the Company or its subsidiaries or affiliates to terminate their employment or other such business relationship with the Company or its subsidiaries or affiliates or to hire any person who had been employed by the Company or its subsidiaries or affiliates during the preceding six months; or
     (iii) become a direct employee of, or serve as a consultant to, any company for which the Company (or any subsidiary or affiliate of the Company) then provides advisory or management services or has provided such advisory or management services during the preceding twelve (12) months.
     (b) Employee acknowledges that the foregoing restrictions are reasonable and necessary in order to protect the Company’s legitimate interests.
     Section 14. ARBITRATION AND EQUITABLE REMEDIES.
     (a) Except as provide in Section 14(b) hereof, the parties agree that any dispute or controversy arising out of, relating to, or concerning the interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in New York, in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The arbitrator may grant injunctions or other relief in such dispute or controversy and the decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Employee shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay the fees and expenses of their respective legal counsel.
     THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.
     (b) Notwithstanding paragraph (a) of this Section 14, the parties agree that, in the event of the breach or threatened breach of Sections 11 through 13 of this Agreement by Employee, monetary damages alone would not be an adequate remedy to the Company and its affiliates for the injury that would result from such breach, and that the Company and its affiliates shall be entitled to apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of such provisions of this Agreement. Employee further agrees that any such injunctive relief obtained by the Company or any of its affiliates shall be in addition to monetary damages.
     Section 15. INDEMNIFICATION. The Company agrees to indemnify and hold harmless Employee for any and all actions taken by Employee in carrying out his duties under this Agreement to the extent provided in the Company’s Operating Agreement, as it may be amended from time to time.
     Section 16. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matters covered hereby and shall supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended or waived except in a writing signed by the parties hereto.
     Section 17. NOTICES. Any notice or request required or permitted to be given hereunder shall be in writing and will be deemed to have been given (i) when delivered personally, sent by telecopy (with hard copy to follow) or overnight express courier or (ii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested, to the addresses below unless another address is specified by such party in writing:

To the Company:	America First Companies LLC
1004 Farnam Street
Suite 400
Omaha, NE 68102
Attention: Chief Executive Officer

Telephone: (402) 444-1630
Telecopy: (402) 930-3047

To Employee:	At the Employee’s regular place of business
     Section 18. HEADINGS. The article and section headings herein are for convenience of reference only and shall not define or limit the provisions hereof.
     Section 19. APPLICABLE LAW. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws of the State of New York.
     Section 20. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held prohibited by, invalid or unenforceable in any respect under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 21. AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.
     Section 22. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
     Section 23. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     Section 24. SURVIVAL. Sections 11, 12, 13 and 15 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the term hereof.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Employee has signed this Agreement.

AMERICA FIRST COMPANIES L.L.C.

By	/s/ Lisa Y. Roskens

Lisa Y. Roskens, President and Chief Executive Officer

EMPLOYEE

/s/ John H. Cassidy

John H. Cassidy